Exhibit 99.1

News

Contact:
Investors: Rainey Mancini
(212) 284-3049

767 Fifth Avenue	Media: Alexandra Trower
New York, NY 10153	(212) 572-4430

THE ESTÉE LAUDER COMPANIES ACHIEVES STRONG

FISCAL 2019 FIRST QUARTER RESULTS

Net Sales Increased 8% and Diluted EPS Rose 17%

Net Sales Increased 11% and Adjusted Diluted EPS Rose 24% in Constant Currency before Impact of New Revenue Accounting Standard

Company Raises Full Year Earnings per Share Guidance

New York, October 31, 2018 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for its first quarter ended September 30, 2018.  The Company achieved net sales of $3.52 billion, an 8% increase compared with $3.27 billion in the prior-year quarter.  The Company posted net sales growth in nearly all product categories, geographic regions and channels.  Excluding the impact of currency translation and the adoption of the new revenue recognition accounting standard (“ASC 606”), net sales increased 11%.

Net earnings rose 17% to $500 million, compared with $427 million last year.  Diluted net earnings per common share increased 17% to $1.34, compared with $1.14 reported in the prior year.  Adjusted diluted earnings per common share, which excludes items detailed below, before the $.06 impact of ASC 606 were $1.47, up 22% or 24% in constant currency.

Fabrizio Freda, President and Chief Executive Officer, said, “Our fiscal year is off to an excellent start. Our sales and earnings per share grew double digits, reflecting multiple engines of global growth throughout our product categories, brands, regions and channels. Our creative innovations and high-quality products resonated strongly. We attracted new consumers and increased engagement with existing ones through successful digital advertising and influencer activities.

“Our top growth drivers were skin care globally, the Asia/Pacific region and emerging markets, the global online and travel retail channels, and most brands, including Estée  Lauder, M•A•C, La Mer, Tom Ford and Origins. In addition, in the United States, excluding Bon-Ton closures, our performance among department stores turned positive.”

Freda added, “We are operating in a challenging macro environment with many economic and geopolitical risks, but we are confident in the strength of our business strategy, the quality of our products, the desirability of our brands and our ability to execute with discipline and agility. With our strong first-quarter results and exciting upcoming launches and programs, we are raising our EPS guidance for the year.”

Adjusted diluted earnings per common share excludes restructuring and other charges, changes in contingent consideration and changes to the U.S. Tax Cuts and Jobs Act (“TCJA”) provisional amounts as detailed in the following table.

Reconciliation between GAAP and Non-GAAP

	Three Months Ended September 30, 2018				Three Months Ended September 30
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis(1)	Constant Currency	Reported Basis(1)	Constant Currency	2018	2017
As Reported Results	8%	9%	17%	20%	$1.34	$1.14
Restructuring and other charges					.10	.07
Contingent consideration					(.02)	-
Transition Tax resulting from the TCJA					(.03)	-

Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA					.02	-
Non-GAAP		9%		19%	1.41	$1.21
Impact of adoption of ASC 606		2%			.06
Non-GAAP, excluding impact of adoption of ASC 606		11%			1.47
Impact of foreign currency on earnings per share					.03
Non-GAAP, constant currency earnings per share, excluding the impact of adoption of ASC 606				24%	$1.50

(1) Represents GAAP

Net sales and operating income in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.  Total reported operating income was $652 million, a 15% increase from $569 million in the prior year.  Operating income increased 20% excluding 1) the unfavorable impact of currency translation of $13 million, 2) the adoption of ASC 606 that reduced operating income by $31 million, and 3) restructuring and other charges and adjustments.  This largely reflected higher net sales and disciplined cost management throughout the business.

Results by Product Category

	Three Months Ended September 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Skin Care	$1,486	$1,275	17%	18%	$466	$327	43%
Makeup	1,406	1,372	2	5	161	176	(9)
Fragrance	472	476	(1)	-	55	87	(37)
Hair Care	143	136	5	6	14	15	(7)
Other	17	15	13	13	3	2	50
Subtotal	3,524	3,274	8	9	699	607	15
Charges associated with restructuring and other activities	-	-			(47)	(38)	(24)
Total	$3,524	$3,274	8%	9%	$652	$569	15%

Skin Care

•                  The adoption of ASC 606 reduced reported net sales growth by $40 million, or 3%, and reduced operating income growth by $25 million, or 8%.

•                  Skin care net sales grew across most geographies, channels and brands, particularly in Asia, travel retail and online.

•                  Growth at La Mer, our luxury skin care brand, was broad-based, with net sales increasing across every region and channel, driven by higher net sales of existing products, incremental net sales from new product launches, including The Treatment Lotion Hydrating Mask, and expanded targeted consumer reach.

•                  Growth at the Estée Lauder brand reflected great innovation, including the launch of Advanced Night Repair Eye Supercharged Complex.

•                  Operating income increased sharply, primarily from La Mer and Estée Lauder, reflecting higher net sales.

Makeup

•                  The adoption of ASC 606 reduced reported net sales growth by $17 million, or 1%, and reduced operating income growth by $4 million, or 2%.

•                  Growth in makeup was primarily driven by strong increases from M•A•C, Estée Lauder and Tom Ford Beauty.  These increases were partially offset by lower net sales for Clinique and Smashbox.

•                  M•A•C grew high-single digits, led by several launches, including shade extensions of its Studio Fix foundation and Powder Kiss lipstick, as part of its effort to focus on bigger innovations.

•                  Estée Lauder generated solid double-digit growth, driven by strength from its Double Wear line of products.

•                  Net sales from Tom Ford Beauty increased double-digits, primarily driven by its lip color and eye shadow franchises.

•                  Makeup operating income declined, reflecting lower net sales at Smashbox and planned investments at Too Faced to support new and existing products, as well as international expansion.  This decline was partially offset by increases at M•A•C and Estée Lauder, primarily due to higher net sales.

Fragrance

•                 The adoption of ASC 606 reduced reported net sales growth by $9 million, or 2%, and reduced operating income by $3 million, or 3%.

•                 Net sales increased excluding the adoption of ASC 606 and unfavorable currency translation, reflecting growth at Tom Ford Beauty, Le Labo, By Kilian and Jo Malone London, which was mostly offset by lower sales of certain designer fragrances.

•                 Increased net sales from Tom Ford Beauty reflected the continued success of Private Blend fragrances and the launch of Ombre Leather.  Jo Malone London’s net sales increase primarily reflected the launch of Honeysuckle & Davana and expanded targeted consumer reach, including the brand’s opening on Tmall in China.

•                 Le Labo and By Kilian net sales benefitted from expanded targeted consumer reach.  By Kilian’s growth was also driven by new launches.

•                 Fragrance operating income declined, reflecting timing of shipments and investments in advertising to support certain designer fragrance launches.

Hair Care

•                 Hair care net sales increased, primarily reflecting higher net sales from Aveda, due to continued growth from the Invati Advanced line of products and the launch of Cherry Almond Softening Shampoo and Conditioner.

•                 Hair care operating income declined, as higher results from Aveda were more than offset by advertising investments to support launches in Bumble and bumble’s Thickening franchise.

Results by Geographic Region

	Three Months Ended September 30
	Net Sales		Percent Change				Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2018	2017	Reported Basis		Constant Currency		2018	2017	Reported Basis
The Americas	$1,236	$1,329	(7	) %	(6	) %	$33	$100	(67	) %
Europe, the Middle East & Africa	1,433	1,258	14		16		458	347	32
Asia/Pacific	855	687	24		26		208	160	30
Subtotal	3,524	3,274	8		9		699	607	15

Charges associated with restructuring and other activities	-	-					(47)	(38)	(24)
Total	$3,524	$3,274	8%		9%		$652	$569	15%

The Americas

•                 The adoption of ASC 606 reduced reported net sales growth by $60 million, or 5%, and reduced operating income by $23 million, or 23%.  The unfavorable impact of foreign currency translation reduced reported net sales by 1%.

•                 Net sales in The Americas region declined 2% excluding the impacts from the adoption of ASC 606 and currency translation.

•                 Bon-Ton stores contributed $27 million in net sales in the prior year quarter.  Excluding this impact, as well as the impacts from ASC 606 and currency translation, The Americas was relatively flat and North America grew slightly.

•                 Net sales grew double-digits in online and high-single digit in specialty-multi in North America, and our department store business improved sequentially.

•                 Operating income in The Americas decreased, primarily reflecting the impact of the accounting change, strategic investments at Too Faced, slightly lower sales in the region and investments in technology.

Europe, the Middle East & Africa

•                 The adoption of ASC 606 increased reported net sales growth by $8 million, or less than 1%, and increased operating income growth by $8 million, or 2%.  The unfavorable impact of foreign currency translation reduced reported net sales growth by 2%.

•                 The Company generated strong net sales growth in the region both on a reported basis and in constant currency, primarily due to strong double-digit net sales growth in travel retail and emerging markets, led by the Middle East and India.  This growth was partially offset by lower net sales in the United Kingdom.

•                 Most emerging markets in the region grew, and half of them delivered double-digit increases.  The Middle East growth was primarily driven by M•A•C.

•                 In travel retail, strong double-digit sales growth was broad-based across brands, led by Estée Lauder, La Mer, M•A•C and Tom Ford.  Growth was also realized across many geographies and reflected increases in international passenger traffic, strong innovation and expanded targeted consumer reach.

•                 Lower net sales in the United Kingdom were impacted by reduced consumer confidence ahead of Brexit, House of Fraser door closures and lower traffic across brick-and-mortar stores that was only partially offset by higher online net sales.

•                 Operating income increased, primarily due to strong double-digit growth in travel retail and, to a lesser extent, many countries throughout the region partially offset by lower results in the United Kingdom.

Asia/Pacific

•                 The adoption of ASC 606 reduced reported net sales growth by $15 million, or 2%, and reduced operating income growth by $16 million, or 10%.  The unfavorable impact of foreign currency translation reduced reported net sales by 2%.

•                 The Company delivered another quarter of strong double-digit net sales increases in Asia/Pacific on a reported basis and in constant currency.  This represents its third largest quarterly growth rate in the region on a constant currency basis in the last 20 years.

•                 The growth was broad-based, with most markets growing double digits.  China and Japan accelerated while Hong Kong continued its strong growth.

•                 The Company generated double-digit net sales growth in virtually every major product category and channel.

•                 Operating income increased, primarily due to higher net sales, as well as cost benefits associated with favorable channel mix and better leverage of fixed costs.

Cash Flows from Operating Activities

•                 For the three months ended September 30, 2018, net cash flows used for operating activities were $119 million, compared with net cash flows provided by operating activities of $82 million in the prior year.

•                 The decline primarily resulted from an unfavorable change in working capital that was partially offset by an increase in net earnings.

Outlook for Fiscal 2019 Second Quarter and Full Year

The Company continues to see strong consumer demand for its high-quality products and expects to continue to deliver growth at the high end of its long-term net sales and earnings per share growth targets.  We continue to expect global prestige beauty to grow 5% to 6% during the fiscal year.  The Company expects to grow ahead of the industry.  However, the Company is mindful of risks related to social and political issues, geopolitical tensions, regulatory matters, global security issues, currency volatility and economic challenges affecting consumer spending in certain countries and travel corridors.

Given this environment, the Company has reflected the following risks in its outlook:

•                 Future moderation of net sales growth in China and Travel Retail, which we have not experienced to date, to reflect the current geopolitical and economic risks.

•                 Impact of all known tariffs globally, including the planned increase in China in January.

•                 Announced closings of certain department store locations in the United States and the United Kingdom.

Second Quarter Fiscal 2019

Sales Outlook

•                 Reported net sales are forecasted to increase between 4% and 5% versus the prior-year period, including a 2% impact from currency translation and a 2% impact from the adoption of ASC 606.  Excluding these items, net sales are expected to grow between 8% and 9%.

Earnings per Share Outlook

•                 Reported diluted net earnings per common share are projected to be between $1.37 and $1.41.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.47 and $1.50.

•                 The adoption of ASC 606 is expected to reduce diluted net earnings per common share by approximately $.11, reflecting the cumulative impact of revenue deferrals in the first half of the fiscal year that we expect to be recognized in revenue in the second half of the fiscal year.

•                 Currency exchange rates are volatile and difficult to predict.  Using the September 28th spot rate, the negative currency impact equates to about $.03 of diluted earnings per common share.

•                 On a constant currency basis, before restructuring and other charges and adjustments, as well as the impact from the adoption of ASC 606, diluted earnings per common share are expected to increase between 6% and 8%.

•                 The Company expects to take charges associated with Leading Beauty Forward of approximately $50 million to $55 million, equal to $.09 to $.10 per diluted common share.

Full Year Fiscal 2019

Sales Outlook

•                 Reported net sales are forecasted to increase between 4% and 5% versus the prior-year period, which includes a 2% impact from currency translation and 1% impact from the adoption of ASC 606.  Excluding these items, net sales are forecasted to grow between 7% and 8%, at the high-end of the Company’s long-term growth goal of 6% to 8%.

Earnings per Share Outlook

•                 Reported diluted net earnings per common share are projected to be between $4.40 and $4.53.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $4.73 and $4.82.

•                 The adoption of ASC 606 is expected to reduce diluted net earnings per common share by approximately $.02.

•                 Currency exchange rates are volatile and difficult to predict.  Using the September 28th spot rate for the remaining quarters of fiscal 2019, the negative currency impact equates to about $.20 of diluted earnings per common share.

•                 On a constant currency basis, before restructuring and other charges and adjustments as well as the impact of ASC 606, diluted earnings per common share are expected to increase between 10% and 12%.  This is consistent with the Company’s long-term goal of double-digit earnings per common share growth in constant currency.

•                 The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward in fiscal 2019 of approximately $140 million to $160 million, equal to $.29 to $.33 per diluted common share.

•                 For the full fiscal year, the Company expects the global effective tax rate to be approximately 23%, before charges associated with the restructuring and other charges and adjustments.

Reconciliation between GAAP and non-GAAP

	Three Months Ending December 31, 2018 (F)					Three Months December 31
	Net Sales Growth			Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis	Constant Currency	2018 (F)		2017
Forecast / actual results including restructuring and other charges and adjustments	4%-5%	(1)	6%-7%	+100%	+100%	$1.37-$1.41	(1)	$.33	(1)
Non-GAAP
Restructuring and other charges and adjustments						.09 - .10		1.19
Non-GAAP						$1.47-$1.50		$1.52
Impact of adoption of ASC 606	2%		2%			.11
Non-GAAP, excluding impact of adoption of ASC 606	6%-7%			4%-6%		$1.58-$1.61		$1.52
Impact of foreign currency on earnings per share						.03
Forecasted constant currency net sales growth and earnings per share			8%-9%		6%-8%	$1.61-$1.64		$1.52

	Year Ending June 30, 2019 (F)					Twelve Months June 30
	Net Sales Growth			Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis	Constant Currency	2019 (F)		2018
Forecast / actual results including restructuring and other charges and adjustments	4%-5%	(1)	6%-7%	49%-54% (1)	56%-60%	$4.40-$4.53	(1)	$2.95	(1)
Non-GAAP
Restructuring and other charges and adjustments						.29 - .33		1.56
Non-GAAP						$4.73-$4.82		$4.51
Impact of adoption of ASC 606	1%		1%			.02
Non-GAAP, excluding impact of adoption of ASC 606	5%-6%			6%-7%		$4.75-$4.84		$4.51
Impact of foreign currency on earnings per share						.20
Forecasted constant currency net sales growth and earnings per share			7%-8%		10%-12%	$4.95-$5.04		$4.51

(1) Represents GAAP
(F) Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, October 31, 2018 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 4946739).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2019 Second Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results.  These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; $ in millions, except per share data and percentages)	Three Months Ended September 30		Percent Change
	2018	2017

Net Sales (A)	$3,524	$3,274	8%
Cost of sales (A)	823	711	16%
Gross Profit	2,701	2,563	5%
Gross Margin	76.6%	78.3%
Operating expenses:
Selling, general and administrative (B)	2,008	1,960	2%
Restructuring and other charges (A)	41	34	21%
	2,049	1,994	3%
Operating Expense Margin	58.1%	60.9%
Operating Income	652	569	15%
Operating Income Margin	18.5%	17.4%
Interest expense	34	31	10%
Interest income and investment income, net	15	12	25%
Other components of net periodic benefit cost	-	1	100%
Earnings before Income Taxes	633	549	15%
Provision for income taxes	131	119	10%
Net Earnings	502	430	17%
Net earnings attributable to noncontrolling interests	(2)	(3)	(33)%
Net Earnings Attributable to The Estée Lauder Companies Inc	$500	$427	17%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.36	$1.16	18%
Diluted	1.34	1.14	17%

Weighted average common shares outstanding:
Basic	366.8	368.4
Diluted	374.4	375.4

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During fiscal 2019, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  Inclusive of approvals from inception through September 30, 2018, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $900 million and $950 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $350 million and $450 million, before taxes.  These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

(B) The Company recorded $11 million of income and $1 million of expense within selling, general and administrative expenses for the three months ended September 30, 2018 and 2017, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

(Unaudited; $ in millions, except per share data)			Operating Expenses
	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
Three Months Ended September 30, 2018
Leading Beauty Forward	$-	$6	$15	$26	$47	$37	$.10
Contingent consideration				(11)	(11)	(9)	(.02)
Transition Tax resulting from the TCJA						(10)	(.03)

Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9.02
Total	$-	$6	$15	$15	$36	$27	$.07

Three Months Ended September 30, 2017
Leading Beauty Forward	$-	$4	$14	$20	$38	$26	$.07
Contingent consideration	-	-	-	1	1	1	-
Total	$-	$4	$14	$21	$39	$27	$.07

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and the changes in the fair value of contingent consideration, the Transition Tax and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.  Beginning in fiscal 2019, the Company adopted a new accounting standard related to hedging that resulted in gains/losses on its foreign currency cash flow hedging activities to now be reflected in Net Sales, where in prior periods they were reflected in Cost of Sales and Selling, general and administrative expenses.  To better assess its performance in a constant currency environment, beginning in fiscal 2019 the Company is excluding the impact of these hedging activities in its constant currency calculations.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended September 30, 2018							Three Months Ended September 30, 2017
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non- GAAP	% Change Non-GAAP, Constant Currency- Adjusted
Net Sales	$3,524	$-	$3,524	$ [67]	$3,591	$ [53]	$3,644	$3,274	$-	$3,274	8%	11%
Cost of sales	823	(6)	817	(66)	751	12	763	711	(4)	707
Gross Profit	2,701	6	2,707	133	2,840	41	2,881	2,563	4	2,567	5%	12%
Gross Margin	76.6%		76.8%		79.1%		79.1%	78.3%		78.4%
Operating expenses	2,049	(30)	2,019	102	2,121	28	2,149	1,994	(35)	1,959	3%	10%
Operating Expense Margin	58.1%		57.3%		59.1%		59.0%	60.9%		59.8%
Operating Income	652	36	688	31	719	13	732	569	39	608	13%	20%
Operating Income Margin	18.5%		19.5%		20.0%		20.1%	17.4%		18.6%
Provision for income taxes	131	9	140	6	146	3	149	119	12	131
Net Earnings Attributable to The Estée Lauder Companies Inc	$500	$ [27]	$527	$ [25]	$552	$ [10]	$562	$427	$ [27]	$454	16%	24%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$1.34	$.07	$1.41	$.06	$1.47	$.03	$1.50	$1.14	$.07	$1.21	16%	24%

Amounts may not sum due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	September 30 2018	June 30 2018	September 30 2017
ASSETS
Current Assets
Cash and cash equivalents	$1,443	$2,181	$1,444
Short-term investments	550	534	381
Accounts receivable, net	2,214	1,487	1,799
Inventory and promotional merchandise, net	1,681	1,618	1,518
Prepaid expenses and other current assets	361	348	365
Total Current Assets	6,249	6,168	5,507
Property, Plant and Equipment, net	1,838	1,823	1,695
Other Assets	4,456	4,576	5,000
Total Assets	$12,543	$12,567	$12,202

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$183	$183	$552
Accounts payable	913	1,182	679
Other accrued liabilities	2,467	1,945	1,911
Total Current Liabilities	3,563	3,310	3,142
Noncurrent Liabilities
Long-term debt	3,361	3,361	3,383
Other noncurrent liabilities	1,189	1,186	924
Total Noncurrent Liabilities	4,550	4,547	4,307
Total Equity	4,430	4,710	4,753
Total Liabilities and Equity	$12,543	$12,567	$12,202

The following table details the impacts of ASC 606 on the Company’s Consolidated Balance Sheet as of September 30, 2018.

CONSOLIDATED BALANCE SHEET IMPACT FROM ASC 606

(Unaudited; $ in millions)	As Reported	Adjustments	Prior to the Adoption of ASC 606
Accounts receivable, net	$2,214	$(204)	$2,010
Inventory and promotional merchandise, net	1,681	(25)	1,656
Other Assets	602	(75)	527
Total Assets	$12,543	$(304)	$12,239

Other accrued liabilities	2,467	(507)	1,960
Other noncurrent liabilities	1,189	(50)	1,139
Total Liabilities	$8,113	$(557)	$7,556

Total Equity	$4,406	$253	$4,659

SELECT CASH FLOW DATA

	Three Months Ended
	September 30
(Unaudited; $ in millions)	2018	2017
Cash Flows from Operating Activities
Net earnings	$502	$430
Depreciation and amortization	132	127
Deferred income taxes	(9)	(3)
Other items	58	68
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(546)	(390)
Increase in inventory and promotional merchandise, net	(36)	(16)
Decrease (increase) in other assets, net	(18)	2
Decrease in accounts payable and other liabilities	(202)	(136)
Net cash flows provided by (used for) operating activities	$(119)	$82

Other Investing and Financing Sources/(Uses):
Capital expenditures	$(128)	$(116)
Proceeds of investments, net	159	163
Payments to acquire treasury stock	(530)	(111)
Dividends paid	(141)	(126)
Proceeds (repayments) of current debt, net	(3)	362

# # #